(202) 973-7700



November 6, 1997



Alliance Bancorp of New England, Inc.
348 Hartford Turnpike
Vernon, CT  06066

Ladies and Gentlemen:

	We have acted as counsel for Alliance Bancorp of New England, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of up to 150,000 shares (the "Shares") of the Company's common stock, $0.01 par value, pursuant to the Tolland Bank 1997 Stock Incentive Plan (the "Plan").

	In arriving at the opinions expressed below, we have examined and relied on the following documents:

(i) the Registration Statement;
(ii) the Plan;
(iii) the Certificate of Incorporation of the Company;
(iv) the By-Laws of the Company, and
(v) the certificate of tabulation of Boston EquiServe dated March 27, 1997.
	In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

	Based upon the foregoing, we are of the opinion that:

	1.	The Company has the corporate power necessary for the issuance of the Shares in the manner set forth in the Registration Statement.

	2.	The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares.

	3.	When the aforesaid offering is completed and the Shares are issued in the manner contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

	The opinions set forth above represents our conclusion as to the application of the existing laws of Delaware and federal laws to the instant matter, and we can give no assurance that changes in such laws, or in the interpretation thereof, will not affect the opinion expressed by us. Moreover, there can be no assurance that a court considering the issues would not hold contrary to such opinion. Further, the opinion set forth represents our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact could affect the opinion expressed herein.

	Our opinion is further qualified to the extent that the validity of any provision of the Plan or the rights of any grantee under the Plan may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally.

	We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to the Firm in the Registration Statement under the caption, "Experts."


							Very truly yours,

								/s/